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                                                                    EXHIBIT 4.10


                        RIGHT OF FIRST REFUSAL AGREEMENT


         This Right of First Refusal Agreement (this "AGREEMENT") is made and entered into as of June 25, 1997 by and among EXCITE, INC., a California corporation (the "COMPANY") and INTUIT INC., a Delaware corporation (the "INVESTOR").


                                 R E C I T A L S

         A. The Company and Investor have entered into a Stock Purchase Agreement dated as of June 11, 1997 (the "STOCK PURCHASE AGREEMENT"), pursuant to which the Company will sell 2,900,000 shares of its Common Stock to Investor (the "PURCHASED SHARES").

         B. The Stock Purchase Agreement provides that, as a condition to Investor's purchase of the Purchased Shares thereunder, the Company will enter into this Agreement and Investor will be granted the rights set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1.       RIGHT OF FIRST REFUSAL; PURCHASE RIGHT.

                  1.1 Right of First Refusal. Investor or any party to whom Investor's rights under this Section 1 have been duly assigned in accordance with Section 2.1 hereof (Investor or any such assignee being hereinafter referred to as the "RIGHTS HOLDER") has the right of first refusal (the "RIGHT OF FIRST REFUSAL") to purchase all or any part of the Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 1.2(a)) that the Company may from time to time issue after the date of this Agreement, plus such additional portion of the New Securities such that Rights Holder's Pro Rata Share of the Company equals up to nineteen percent (19%) of the Company immediately after the issuance of such New Securities. A holder's "PRO RATA SHARE" for purposes of this Agreement is the ratio of (a) the number of shares of the Company's Common Stock (on an as-converted to Common Stock basis) as to which such holder is the owner, to (b) a number of shares of Common Stock of the Company equal to the sum of (i) the total number of shares of Common Stock of the Company then outstanding plus (ii) the total number of shares of Common Stock of the Company into which all then outstanding shares of voting Preferred Stock of the Company are then convertible.

                  1.2      New Securities; Procedures; Failure to Exercise.

                           (a) New Securities. "NEW SECURITIES" shall mean any
Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or



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Preferred Stock which are to be sold in a financing transaction solely for cash consideration. For purposes of illustration, the term "New Securities" specifically excludes, without limitation:

                               (i) shares of the Company's Common Stock (and/or options or warrants therefor) issued or authorized for issuance (including shares authorized by the Company's Board of Directors subject to approval by its shareholders at the Company's 1997 Annual Meeting of Shareholders, to be held on June 19, 1997) to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to agreements or plans approved by the Board of Directors of the Company;

                               (ii) any securities issuable upon conversion of or with respect to any then outstanding shares of Preferred Stock of the Company;

                              (iii) any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding or authorized for issuance (including shares authorized by the Company's Board of Directors subject to approval by its shareholders at the Company's 1997 Annual Meeting of Shareholders, to be held on June 19, 1997) on the date of this Agreement ("OPTION AND WARRANT SECURITIES") and any securities issuable upon the exercise or conversion of any Option and Warrant Securities;

                               (iv) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend;

                               (v) any shares of the Company's Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing; or

                               (vi) securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination.

                       (b) Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to the Rights Holder written notice of its intention to issue New Securities (the "NOTICE"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. The Rights Holder shall have thirty (30) days from the date of mailing of any such Notice to agree in writing to purchase all or any part of the Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the Rights Holder's Pro Rata Share). If the Rights Holder fails to so agree in writing within such thirty
(30) day period to purchase the Rights Holder's full Pro Rata Share of an offering of New Securities, then the Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase.



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                       (c) Failure to Exercise. In the event that the Rights
Holder fails to exercise in full the Right of First Refusal within such thirty
(30) day period, then the Company shall have 90 days thereafter to sell the New Securities with respect to which the Rights Holder's Right of First Refusal hereunder was not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Rights Holder. In the event that the Company has not issued and sold the New Securities within such 90 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holder pursuant to Sections 1.1 and 1.2 hereof.

                  1.3 Termination. This Agreement shall terminate and have no further force or effect at such time as Investor (or any party to whom Investor's rights under this Section 1 have been duly assigned in accordance with Section 2.1 hereof) ceases to hold at least ten percent (10%) of the outstanding Common Stock (including shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock) of the Company.

         2.       ASSIGNMENT AND AMENDMENT.

                  2.1 Assignment. Notwithstanding anything herein to the contrary, this Agreement and the rights granted to Investor hereunder are personal to Investor and may not be assigned to any other person; provided, however, that this Agreement and all of the rights granted to Investor hereunder may be assigned to (i) a purchaser in a private, block sale transaction of all of the shares of Common Stock of the Company held by Investor, which purchaser is reasonably acceptable to the Company or (ii) any party who acquires ownership or control of Intuit through a merger, consolidation, sale of assets or similar business combination (either such party is referred to as an "ASSIGNEE"); provided further, that the Assignee expressly agrees in writing to be bound by the standstill and resale provisions of Sections 4.5 and 4.6 of the Stock Purchase Agreement.

                  2.2 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor.

         3.     MISCELLANEOUS.

                3.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

                3.2 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

                3.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.



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                3.4 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

                3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified in the case of the Company, at 555 Broadway, Redwood City, California 94063, attention: General Counsel, with a copy to Mark C. Stevens, Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, or in the case of Investor, at 1840 Embarcadero Road, Palo Alto, California 94303, attention: Treasurer, with a copy to: General Counsel or at such other address as any party may designate by giving ten (10) days advance written notice to the other party.

                3.6 Costs, Expenses. All costs in connection with the preparation, execution, delivery and performance of this Agreement (including costs of Investor) shall be borne by the Company.

                3.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                3.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

                3.9 Nasdaq Listing. The Company shall cause all shares of Common Stock issuable to Investor pursuant to the terms hereof to be approved for quotation on the Nasdaq National Market.

                3.10 Further Assurances. From and after the date of this Agreement, upon the request of Investor or the Company, the Company and Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:                            INVESTOR:
------------                            ---------

EXCITE, INC.                            INTUIT INC.
a California corporation                a Delaware corporation


By: /s/ Robert C. Hood                  By: /s/ William Harris
   -------------------------------         ----------------------------------
Title: Executive VP, CAO/CFO            Title: Exec. VP
      ----------------------------            -------------------------------




              [SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AGREEMENT]


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